Exhibit 99
Bemis Reports Strong Third Quarter Earnings

Neenah, Wisconsin, October 25, 2018 - Bemis Company, Inc. (NYSE:BMS) today reported financial results for its third quarter ended September 30, 2018. Refer to the reconciliation of Non-GAAP measures detailed in the attached schedule, including adjusted earnings per share, adjusted EBITDA, and net debt.

SUMMARY OF THE QUARTER

	Q3			Q3 YTD
($ in millions except per share amounts)	2018	2017	change	2018	2017	change
Earnings Per Share	$0.63	$0.61	3.3%	$1.66	$1.46	13.7%
Adjusted Earnings Per Share	$0.77	$0.70	10.0%	$2.08	$1.76	18.2%

U.S. Packaging Operating Profit	$93.4	$99.6	$(6.2)	$270.5	$263.2	$7.3
Latin America Packaging Operating Profit	$8.0	$7.3	$0.7	$25.0	$23.8	$1.2
Rest of World Packaging Operating Profit	$22.2	$17.3	$4.9	$57.4	$45.7	$11.7

Refer to the reconciliation of Non-GAAP measures detailed in the attached schedule, including adjusted earnings per share, referenced in this release.

“We delivered strong adjusted earnings per share during the third quarter. We continue to make progress through Agility to fix, strengthen, and grow our business,” said William F. Austen, Bemis Company’s President and Chief Executive Officer. “All of our segments performed in-line with our expectations, overcoming incremental headwinds from currency and freight costs. In our U.S. business, strong operational performance within our factories continued. In our Latin American business, our teams continued to execute cost improvements in light of the challenging economic environment in Brazil. In our Rest of World business, our teams delivered the highest level of operating profit since the reporting segment was created through strong operational performance and organic sales growth of our healthcare packaging business.”

Austen concluded, “Through three quarters of 2018, we have increased adjusted earnings per share by 18 percent over the prior year and implemented numerous operational, commercial, and administrative improvements through Agility. Our teams across the globe are committed to improving our business for the long-term.”

AGILITY PROGRESS

As part of the Company’s previously-announced improvement plan called “Agility” to fix, strengthen, and grow its business, the fix aspect of this plan includes a restructuring and cost savings target of $65 million pre-tax by the end of 2019. Agility-related savings were approximately $9 million during the third quarter of 2018, for a year-to-date total of $26 million, reflecting a solid pace to meet the Company’s full year 2018 savings plan of approximately $35 million. Through three quarters of 2018, the strengthen and grow aspects of Agility are also on pace to meet the Company’s internal targets for growth of short-run business.

PROPOSED COMBINATION WITH AMCOR

On August 6, 2018, Bemis announced a plan for an all-stock combination with Amcor to create the global leader in consumer packaging with the footprint, scale, talent, and capabilities to better serve customers around the world, drive significant value for shareholders, create enhanced opportunities for employees, and deliver the most sustainable innovations for the environment.

Austen stated, “We believe combining these two organizations will drive significant value for shareholders, employees, and customers over the long-term. Bemis shareholders will have the opportunity to benefit from the expected increased dividend, which nearly doubles from Bemis’ current dividend, and the value creation driven from not only the $180 million of cost synergies identified as part of the transaction but also additional potential revenue synergies.”

Austen continued, “We remain on track for the transaction to close in the first quarter of 2019, after regulatory and shareholder approvals. All internal workstreams supporting regulatory filings and integration planning are on pace to our expectations. Until the transaction closes, we will continue to operate as an independent company and will remain focused on serving our customers and delivering our operating plans.”

Austen concluded, “For Bemis, this is the next exciting chapter in our evolution, and our employees will carry forward the Bemis legacy as they showcase their talents, knowledge, and passion for serving our customers and providing inspired packaging solutions as part of the global leader in consumer packaging that is being created through this transaction.”

During the third quarter of 2018, Bemis Company recorded $10 million of costs related to the planned transaction with Amcor, which are excluded from the Company’s adjusted earnings per share metric.

BUSINESS SEGMENT RESULTS

U.S. Packaging
U.S. Packaging net sales of $688.4 million for the third quarter of 2018 represented an increase of 2.4 percent compared to the same period of 2017. The increase in net sales was driven primarily by higher selling prices partially offset by lower unit volumes of two percent. Approximately half of the unit volume decline was driven by the Company’s planned shutdown of infant care business at its Shelbyville, Tennessee facility.

U.S. Packaging operating profit was $93.4 million in the third quarter of 2018, or 13.6 percent of net sales, compared to $99.6 million, or 14.8 percent of net sales, in 2017. Prior year U.S. Packaging operating profit included a $4 million benefit from an accrual reversal for unearned customer incentives. Operating profit in the third quarter of 2018 includes the benefits of cost savings from the Company’s Agility plan and improved operations, offset by freight, current-year customer incentives, and the impact of strong results on employee pay-for-performance awards.

Latin America Packaging
Latin America Packaging net sales of $148.3 million for the third quarter of 2018 represented a decrease of 19.3 percent compared to the same period of 2017. Currency translation and the impact of implementing high inflation accounting in the Company’s business in Argentina decreased net sales by
23.7 percent. Organic sales growth of 4.4 percent reflects improved sales price and mix partially offset by decreased unit volumes of 15 percent driven primarily by the planned decrease of some laundry detergent packaging volume in Brazil that is converting to another format.

Latin America Packaging operating profit increased to $8.0 million in the third quarter of 2018, or 5.4 percent of net sales, compared to $7.3 million, or 4.0 percent of net sales, in 2017. The net impact of currency translation decreased operating profit during the third quarter by $1.7 million. Additionally, the implementation of high inflation accounting in the Company’s Argentina business negatively impacted operating profit by $1.4 million during the third quarter of 2018.  The remaining $3.8 million increase in Latin America Packaging operating profit was driven by variable and fixed cost savings actions implemented in light of the challenging economic environment in Brazil and the Company’s Agility plan, partially offset by the impact of volume.

Rest of World Packaging
Rest of World Packaging net sales of $189.7 million for the third quarter of 2018 represented an increase of 6.0 percent compared to the same period of 2017. Currency translation decreased net sales by 0.8 percent. The acquisition of Evadix increased net sales by 1.2 percent. Organic sales growth of 5.6 percent reflects increased unit volumes of approximately three percent and increased sales price and mix.

Rest of World Packaging operating profit increased to $22.2 million in the third quarter of 2018, or 11.7 percent of net sales, compared to $17.3 million, or 9.7 percent of net sales, in 2017. The net impact of currency translation decreased operating profit during the third quarter by $0.2 million. The increase in operating profit in Rest of World Packaging was driven primarily by increased sales volume and strong performance in healthcare packaging.

CASH FLOW AND CAPITAL STRUCTURE

Cash flow from operations for the three months ended September 30, 2018 was $142.3 million, compared to $99.0 million in the prior year.

Total company net debt to adjusted EBITDA was 2.4 times at September 30, 2018.

OUTLOOK

Management maintained the midpoint of $2.80 with its updated full year 2018 adjusted diluted earnings per share guidance range of $2.77 to $2.82, which compared to the previous range of $2.75 to $2.85.

Austen stated, “We are maintaining the midpoint of our earnings per share guidance range. This reflects our plan for strong operating performance to continue to overcome headwinds from currency and freight costs as well as the impact of not repurchasing shares during the second half of 2018. We continue to expect full year operating profit margins in both our Latin American and healthcare packaging businesses to increase 100 basis points as compared to last year.”

Austen further commented, “We continue to execute well on all aspects of Agility. We are delivering cost savings to plan and are strengthening and growing our business as we focus on driving our Agile Lane initiative which aligns our people, processes, and assets to excel at short-run business across our entire customer base in the U.S.”

Management maintained its full year 2018 cash from operations guidance in the range of $410 to $430 million. Expected restructuring and other cash costs are included in management’s guidance range for 2018 at approximately $60 million, which includes 2018 cash costs related to the pending transaction with Amcor of $12 million.

Management continues to expect capital expenditures in 2018 to be between $150 and $160 million.

Management continues to expect an effective income tax rate for 2018 of approximately 23 percent, which includes the benefit of U.S. tax reform.

PRESENTATION OF NON-GAAP INFORMATION

This press release refers to non-GAAP financial measures: adjusted diluted earnings per share, organic sales growth or decline, adjusted EBITDA and net debt to adjusted EBITDA, and adjusted return on invested capital.  These non-GAAP financial measures adjust for factors that are unusual or unpredictable.  These measures exclude the impact of certain amounts related to the effect of changes in currency exchange rates, acquisitions, and restructuring, including employee-related costs, equipment relocation costs, accelerated depreciation and the write-down of equipment.  These measures also exclude gains or losses on sales of significant property and divestitures, certain litigation matters, and certain acquisition-related expenses, including transaction expenses, due diligence expenses, professional and legal fees, purchase accounting adjustments for inventory and order backlog and changes in the fair value of deferred acquisition payments.  This adjusted information should not be construed as an alternative to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP).  Management of the Company uses the non-GAAP measures to evaluate operating performance and believes that these non-GAAP measures are useful to enable investors to perform comparisons of current and historical performance of the Company. All historical non-GAAP information is reconciled with reported GAAP results. Forward looking non-GAAP measures contained in our 2018 outlook are reconciled to GAAP measures as practically as possible.  However, we are not providing U.S. GAAP guidance or a reconciliation of full year 2018 adjusted EPS to U.S. GAAP EPS because we are unable to predict with reasonably certainty the ultimate outcome of certain significant items without unreasonable effort.  These items include, but are not limited to, restructuring expenses, asset impairments, possible gains or losses on the sale of businesses or other assets, certain other gains or losses and the income tax effects of these items and/or other income tax-related events.  These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP EPS for the guidance period.

FORWARD-LOOKING STATEMENTS

This release contains certain estimates, predictions, and other “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995, and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended).  Forward-looking statements are generally identified with the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “target,” “may,” “will,” “plan,” “project,” “should,” “continue,” or the negative thereof or other similar expressions, or discussion of future goals or aspirations, which are predictions of or indicate future events and trends and which do not relate to historical matters.  Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance (financial and otherwise), including those of acquired companies, perceived opportunities in the market and statements regarding our strategy and vision.  Forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause actual results, performance, or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Factors that could cause actual results to differ from those expected include, but are not limited to:

•
Our pending merger with Amcor, including uncertainties as to the timing of completion, the risk that the merger may not be completed in a timely manner or at all, and the risk that our shareholders cannot be certain of the value of the consideration they will receive;

•	The ability of our foreign operations to maintain working efficiencies, as well as properly adjust to continuing changes in global politics, legislation, and economic conditions;

•	A failure to realize the full potential of our restructuring activities;

•	Changes in the competitive conditions within our markets, as well as changes in the demand for our goods;

•	Changes in the value of our goodwill and other intangible assets;

•	Our ability to retain and build upon the relationships and sales of our key customers;

•	The potential loss of business or increased costs due to customer or vendor consolidation;

•	The costs, availability, and terms of acquiring our raw materials (particularly for polymer resins and adhesives), as well as our ability to pass any price changes on to our customers;

•	Changes in import and export regulation that could subject us to liability or impair our ability to compete in international markets;

•	Variances in key exchange rates that could affect the translation of the financial statements of our foreign entities;

•	Our ability to effectively implement and update our global enterprise resource planning ("ERP") systems;

•	Our ability to realize the benefits of our acquisitions and divestitures, and whether we are able to properly integrate those businesses we have acquired;

•	Fluctuations in interest rates and our borrowing costs, along with other key financial variables;

•	A potential failure in our information technology infrastructure or applications and their ability to protect our key functions from cyber-crime and other malicious content;

•	Changes in our credit rating;

•	Unexpected outcomes in our current and future administrative and litigation proceedings;

•	Changes in governmental regulations, particularly in the areas of environmental, health and safety matters, fiscal incentives, and foreign investment;

•	Our ability to effectively introduce new products into the market and to protect or retain our intellectual property rights;

•	Changes in our ability to attract and retain high performance employees; and

•	Our ability to manage all costs and the funded status associated with our pension plans.

These and other risks, uncertainties, and assumptions identified from time to time in our filings with the Securities and Exchange Commission, including without limitation, those described under Item 1A "Risk Factors" of our Annual Report on Form 10-K and our quarterly reports on Form 10-Q, could cause actual future results to differ materially from those projected in the forward-looking statements. In addition, actual future results could differ materially from those projected in the forward-looking statements as a result of changes in the assumptions used in making such forward-looking statements.

LEGAL DISCLOSURES

No Offer or Solicitation
This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Important Additional Information Will Be Filed with the SEC
In connection with the contemplated transactions, New Amcor intends to file a registration statement on Form S-4 with the SEC that will include a joint proxy statement of Bemis and prospectus of New Amcor. The joint proxy statement/prospectus will also be sent or given to Bemis shareholders and will contain important information about the contemplated transactions. Shareholders are urged to read the joint proxy statement/prospectus and other relevant documents filed or to be filed with the SEC carefully when they become available because they will contain important information about Bemis, Amcor, New Amcor, the contemplated transactions, and related matters. Investors and shareholders will be able to obtain free copies of the joint proxy statement/prospectus (when available) and other documents filed with the SEC by Bemis, Amcor, and New Amcor through the SEC’s website (www.sec.gov).

Participants in the Solicitation
Bemis, Amcor, New Amcor, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Bemis shareholders in connection with the contemplated transactions. Information about Bemis’ directors and executive officers is set forth in its proxy statement for its 2018 Annual Meeting of Shareholders and its annual report on Form 10-K for the fiscal year ended December 31, 2017, which may be obtained for free at the SEC’s website (www.sec.gov). Information about Amcor’s directors and executive officers is set forth in its Annual Report 2018, which may be obtained for free at ASX’s website (www.asx.com.au). Additional information regarding the interests of participants in the solicitation of proxies in connection with the contemplated transactions will be included in the joint proxy statement/prospectus that New Amcor intends to file with the SEC.

INVESTOR CONFERENCE CALL

Bemis Company, Inc. will webcast an investor telephone conference regarding its third quarter 2018 financial results this morning at 10:00 a.m., Eastern Time today, October 25, 2018. Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations.” Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

ABOUT BEMIS COMPANY, INC.

Bemis Company, Inc. (“Bemis” or the “Company”) is a supplier of flexible and rigid plastic packaging used by leading food, consumer products, healthcare, and other companies worldwide. Founded in 1858, Bemis reported 2017 net sales of $4.0 billion. Bemis has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting. Headquartered in Neenah, Wisconsin, Bemis employs approximately 16,000 individuals worldwide. More information about Bemis is available at our website, www.bemis.com.

For additional information please contact:

Erin M. Winters
Director of Investor Relations
(920) 527-5288

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net sales	$1,026.4	$1,035.1	$3,087.1	$3,042.6
Cost of products sold (1)	821.4	827.1	2,482.4	2,450.2
Gross profit	205.0	208.0	604.7	592.4

Operating expenses:
Selling, general and administrative expenses (1)	90.9	95.9	284.6	290.5
Research and development costs	9.3	10.0	28.7	33.6
Restructuring and other costs	16.1	12.9	50.5	41.1
Other operating income	(4.4)	(7.8)	(11.4)	(13.9)

Operating income	93.1	97.0	252.3	241.1

Interest expense	18.9	16.7	56.5	48.7
Other non-operating income (1)	(0.5)	(1.7)	(2.1)	(5.0)

Income before income taxes	74.7	82.0	197.9	197.4

Provision for income taxes	17.2	26.4	46.1	62.7

Net income	$57.5	$55.6	$151.8	$134.7

Basic earnings per share	$0.63	$0.61	$1.66	$1.47

Diluted earnings per share	$0.63	$0.61	$1.66	$1.46

Cash dividends paid per share	$0.31	$0.30	$0.93	$0.90

Weighted average shares outstanding:
Basic	91.0	90.9	91.0	91.8
Diluted	91.6	91.2	91.3	92.1

(1) Prior year information has been recast to reflect the adoption of pension accounting changes during the first quarter of 2018 and conform to current year presentation.

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	September 30, 2018	December 31, 2017
ASSETS

Cash and cash equivalents	$62.3	$71.1
Trade receivables	483.1	448.7
Inventories	627.7	620.2
Prepaid expenses and other current assets	86.1	97.1
Total current assets	1,259.2	1,237.1

Property and equipment, net	1,253.7	1,318.1

Goodwill	846.3	852.7
Other intangible assets, net	125.5	142.3
Deferred charges and other assets	119.7	149.7
Total other long-term assets	1,091.5	1,144.7

TOTAL ASSETS	$3,604.4	$3,699.9

LIABILITIES

Current portion of long-term debt	$1.7	$5.0
Short-term borrowings	10.9	16.0
Accounts payable	513.4	477.2
Employee-related liabilities	98.3	73.1
Accrued income and other taxes	29.6	30.5
Other current liabilities	51.6	64.3
Total current liabilities	705.5	666.1

Long-term debt, less current portion	1,431.4	1,542.4
Deferred taxes	161.3	153.5
Other liabilities and deferred credits	118.9	136.7

TOTAL LIABILITIES	2,417.1	2,498.7

EQUITY

Common stock issued (129.3 and 129.1 shares, respectively)	12.9	12.9
Capital in excess of par value	599.3	590.4
Retained earnings	2,391.1	2,324.8
Accumulated other comprehensive loss	(483.6)	(394.5)
Common stock held in treasury (38.3 shares at cost)	(1,332.4)	(1,332.4)

TOTAL EQUITY	1,187.3	1,201.2

TOTAL LIABILITIES AND EQUITY	$3,604.4	$3,699.9

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities
Net income	$151.8	$134.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	126.5	127.5
Share-based compensation	14.6	13.0
Deferred income taxes	8.8	5.4
Income of unconsolidated affiliated company	(1.9)	(2.3)
Cash dividends received from unconsolidated affiliated company	2.7	—
Net loss on disposal of property and equipment	1.9	4.8
Changes in working capital, excluding effect of currency	(9.5)	8.2
Changes in other assets and liabilities	8.2	8.2

Net cash provided by operating activities	303.1	299.5

Cash flows from investing activities
Additions to property and equipment	(113.0)	(143.0)
Business acquisitions and adjustments, net of cash acquired	—	(3.9)
Proceeds from sale of property and equipment	1.8	6.5

Net cash used in investing activities	(111.2)	(140.4)

Cash flows from financing activities
Proceeds from issuance of long-term debt	—	2.2
Repayment of long-term debt	(3.8)	—
Net repayment of commercial paper	(99.5)	1.0
Net repayment of short-term debt	(4.3)	(0.4)
Cash dividends paid to shareholders	(85.6)	(84.0)
Common stock purchased for the treasury	—	(103.8)
Stock incentive programs and related tax withholdings	(5.7)	(8.5)

Net cash used in financing activities	(198.9)	(193.5)

Effect of exchange rates on cash and cash equivalents	(1.8)	4.9

Net decrease in cash and cash equivalents	(8.8)	(29.5)

Cash and cash equivalents balance at beginning of year	71.1	74.2

Cash and cash equivalents balance at end of period	$62.3	$44.7

BEMIS COMPANY, INC. AND SUBSIDIARIES
SEGMENT SALES AND PROFIT INFORMATION
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net sales
U.S. Packaging (a)	$688.4	$672.3	$2,038.1	$1,982.7
Latin America Packaging (b)	148.3	183.8	476.2	532.7
Rest of World Packaging (c)	189.7	179.0	572.8	527.2
Total net sales	$1,026.4	$1,035.1	$3,087.1	$3,042.6

Segment operating profit
U.S. Packaging (d)	$93.4	$99.6	$270.5	$263.2
Latin America Packaging (e)	8.0	7.3	25.0	23.8
Rest of World Packaging (f)	22.2	17.3	57.4	45.7

Restructuring and other costs	16.1	12.9	50.5	41.1
General corporate expenses	14.4	14.3	50.1	50.5

Operating income	93.1	97.0	252.3	241.1

Interest expense	18.9	16.7	56.5	48.7
Other non-operating income	(0.5)	(1.7)	(2.1)	(5.0)

Income before income taxes	$74.7	$82.0	$197.9	$197.4

Operating profit return on sales
U.S. Packaging (d / a)	13.6%	14.8%	13.3%	13.3%
Latin America Packaging (e / b)	5.4%	4.0%	5.2%	4.5%
Rest of World Packaging (f / c)	11.7%	9.7%	10.0%	8.7%

BEMIS COMPANY, INC. AND SUBSIDIARIES
SEGMENT SALES AND PROFIT INFORMATION
(unaudited)

Components of changes in net sales	Q3 2018 % Change YoY	Q3 2018 YTD % Change YoY
U.S Packaging:
Organic sales growth (decline) *	2.4%	2.8%
U.S. Packaging	2.4%	2.8%

Latin America Packaging:
Currency effect	(23.7)%	(14.2)%
Organic sales growth (decline) *	4.4%	3.6%
Latin America Packaging	(19.3)%	(10.6)%

Rest of World Packaging:
Currency effect	(0.8)%	4.1%
Acquisition effect	1.2%	1.1%
Organic sales growth (decline) *	5.6%	3.4%
Rest of World Packaging	6.0%	8.6%

Total Company:
Currency effect	(4.3)%	(1.7)%
Acquisition effect	0.2%	0.2%
Organic sales growth (decline) *	3.3%	3.0%
Total change in net sales	(0.8)%	1.5%

*Organic sales growth (decline) = sum of price, mix, and volume

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP EARNINGS PER SHARE AND NET DEBT
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Non-GAAP earnings per share
Diluted earnings per share, as reported	$0.63	$0.61	$1.66	$1.46

Non-GAAP adjustments per share, net of taxes:
Restructuring and related costs (1)	0.05	0.09	0.33	0.30
Other costs (2)	0.09	—	0.09	—

Diluted earnings per share, as adjusted	$0.77	$0.70	$2.08	$1.76

(1)
Restructuring and related costs include the 2016 restructuring plan focused on plant closures in Latin America and the 2017 restructuring plan focused on aligning the Company's cost structure to its environment. Restructuring related costs primarily include professional fees for consultants.

(2)	Other costs include costs related to pending transaction with Amcor.

	September 30, 2018	December 31, 2017
Net Debt
Current portion of long-term debt	$1.7	$5.0
Short-term borrowings	10.9	16.0
Long-term debt, less current portion	1,431.4	1,542.4
Total debt	1,444.0	1,563.4
Less cash and cash equivalents	(62.3)	(71.1)
Net debt	$1,381.7	$1,492.3

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP RETURN ON INVESTED CAPITAL AND EBITDA
(in millions)
(unaudited)

	Three Months Ended				12 months ended September 30, 2018
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Net income (loss)	$57.5	$46.7	$47.6	$(40.7)	$111.1
Income taxes	17.2	14.0	14.9	(104.0)	(57.9)
Interest expense	18.9	18.7	18.9	17.1	73.6
Other non-operating (income) expense(3)	(0.5)	(0.7)	(0.9)	8.5	6.4
Earnings before interest and taxes (EBIT)(3)	93.1	78.7	80.5	(119.1)	133.2
Restructuring and other costs(3)	16.1	21.0	13.4	19.3	69.8
Goodwill impairment charge	—	—	—	196.6	196.6
Adjusted EBIT(3) (a)	109.2	99.7	93.9	96.8	399.6
Depreciation and amortization	40.8	42.5	43.2	42.3	168.8
Adjusted EBITDA(3)	$150.0	$142.2	$137.1	$139.1	$568.4

Average Invested Capital(1) (b)					$2,686.0
Assumed tax rate(2) (c)					24.0%
Adjusted ROIC (a * (1 - c) / b)					11.3%

	Three Months Ended				12 months ended September 30, 2017
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Net income	$55.6	$28.0	$51.1	$60.5	$195.2
Income taxes	26.4	13.1	23.2	29.2	91.9
Interest expense	16.7	16.0	16.0	15.7	64.4
Other non-operating (income) expense(3)	(1.7)	(1.4)	(1.9)	1.3	(3.7)
Earnings before interest and taxes (EBIT)(3)	97.0	55.7	88.4	106.7	$347.8
Restructuring and other costs	12.9	23.8	4.4	3.8	44.9
Adjusted EBIT(3) (a)	109.9	79.5	92.8	110.5	392.7
Depreciation and amortization	42.5	43.2	41.8	40.7	168.2
Adjusted EBITDA(3)	$152.4	$122.7	$134.6	$151.2	$560.9

Average Invested Capital(1) (b)					$2,746.0
Assumed tax rate(2) (c)					24.0%
Adjusted ROIC (a * (1 - c) / b)					10.9%

(1)	Average invested capital includes all equity and debt amounts, less cash, calculated on a five-quarter average.

(2)	The tax rate used approximates the U.S. federal and state statutory rates. For comparative purposes, a consistent tax rate has been used for all periods presented.

(3)	Prior year information has been recast to reflect the adoption of pension accounting changes and conform to current year presentation.